Exhibit 99.2

KBS SOR BVI HOLDINGS LTD
Pro Forma Consolidated Financial Statements
December 31, 2014 (Audited)

1

KBS SOR BVI HOLDINGS LTD

INDEX TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
As of December 31, 2014
U.S. Dollars in Thousands

Pro Forma Consolidated Financial Statements
Pro Forma Consolidated Statements of Financial Position	2
Pro Forma Consolidated Statements of Operations	3
Pro Forma Consolidated Statements of Comprehensive Income	4
Pro Forma Consolidated Statements of Equity	5
Pro Forma Consolidated Statements of Cash Flows	6
Notes to Pro Forma Consolidated Financial Statements	7

KBS SOR BVI HOLDINGS LTD
PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(US $ thousands)

	Note	December 31, 2014	December 31, 2013

Current assets
Cash and cash equivalents		$17,276	$35,184
Rents and other receivables, net		1,519	772
Prepaid expenses and other assets		1,011	759
Restricted cash		2,242	1,388
Real estate securities		—	333
		22,048	38,436

Non-current assets
Investment properties	4	1,251,670	959,385
Escrow deposit for acquisition of real estate		—	13,000
Investment in joint venture	9	96,068	8,854
Real estate loan receivable, net	5	27,422	21,893
Available for sale financial asset		5,305	7,484
		1,380,465	1,010,616
Total assets		$1,402,513	$1,049,052

Current Liabilities
Notes and bond payable, net	6	$2,005	$140
Accounts payable and accrued liabilities		18,196	15,069
Other liabilities		4,205	2,995
		24,406	18,204
Long-Term Liabilities
Notes and bond payable, net	6	522,057	252,326
Rental security deposits		4,987	3,486
		527,044	255,812
Total liabilities		551,450	274,016

Equity
Owner's net equity		740,885	666,964
Accumulated other comprehensive loss		—	(9)
Non-controlling interests		110,178	108,081
Total equity		851,063	775,036
Total liabilities and equity		$1,402,513	$1,049,052

See accompanying notes to pro forma consolidated financial statements.

January 31, 2016	/s/ Jeffrey Waldvogel	/s/ Peter McMillan III	/s/ Keith Hall
Date of approval of	Waldvogel, Jeffrey	McMillan, Peter the third	Hall, Keith David
financial statements	Chief Financial Officer	Chairman of Board of Directors	Chief Executive Officer

KBS SOR BVI HOLDINGS LTD
PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(US $ thousands)

		Years Ended December 31,
	Note	2014	2013	2012
Revenues and other income:
Rental income		$82,345	$47,650	$15,793
Tenant reimbursements		16,273	10,021	1,690
Interest income from real estate loans receivable		3,366	10,276	1,708
Other operating income		2,833	1,983	878
Total revenues and other income		104,817	69,930	20,069

Expenses:
Operating, maintenance, and management fees	12	(35,964)	(23,762)	(8,685)
Real estate taxes and insurance		(14,194)	(9,457)	(2,821)
Total expenses		(50,158)	(33,219)	(11,506)
Gross profit		54,659	36,711	8,563

Asset management fees to affiliate	8	(7,648)	(4,174)	(1,710)
Leasing costs		(6,736)	(4,085)	(1,644)
Fair value adjustment of investment properties,net	7	14,312	175,085	75,804
Equity in income (loss) of unconsolidated joint venture	9	28,228	(146)	—
Gain on early payoff of real estate loan receivable		—	—	358
Gain on foreclosure of real estate loan receivable		—	7,473	—
General and administrative expenses		(450)	(415)	(933)
Operating profit		82,365	210,449	80,438
Finance income		18	186	1,837
Finance expenses		(15,598)	(4,292)	(1,359)
Net income		$66,785	$206,343	$80,916

Net income attributable to owner		$67,117	$151,982	$51,120
Net income (loss) attributable to non-controlling interests		(332)	54,361	29,796
Net income		$66,785	$206,343	$80,916

See accompanying notes to pro forma consolidated financial statements.

KBS SOR BVI HOLDINGS LTD
PRO FORMA CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(US $ thousands)

	Years Ended December 31,
	2014	2013	2012
Net income	$66,785	$206,343	$80,916
Other comprehensive income:
Reclassification of realized gain on sale of real estate securities	—	—	(214)
Unrealized gain on real estate securities	9	4	247
Total other comprehensive income	9	4	33
Total comprehensive income	$66,794	$206,347	$80,949

Total comprehensive income attributable to owner	$67,126	$151,986	$51,153
Total comprehensive income (loss) attributable to non-controlling interests	(332)	54,361	29,796
Total comprehensive income	$66,794	$206,347	$80,949
See accompanying notes to pro forma consolidated financial statements.

KBS SOR BVI HOLDINGS LTD
PRO FORMA CONSOLIDATED STATEMENTS OF EQUITY
(US $ thousands)

	Owner Contributions (Distributions)	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Owner’s Net Equity	Non-controlling Interests	Total Equity
Balance at January 1, 2012	$100,592	$9,144	$(46)	$109,690	$22,342	$132,032
Net income	—	51,120	—	51,120	29,796	80,916
Other comprehensive income	—	—	33	33	—	33
Total comprehensive income	—	51,120	33	51,153	29,796	80,949
Distributions to Owner	(55,390)	—	—	(55,390)	—	(55,390)
Contributions from Owner	323,809	—	—	323,809	—	323,809
Non-controlling interests contributions	—	—	—	—	2,630	2,630
Distributions to non-controlling interests	—	—	—	—	(24)	(24)
Balance at December 31, 2012	369,011	60,264	(13)	429,262	54,744	484,006
Net income	—	151,982	—	151,982	54,361	206,343
Other comprehensive income	—	—	4	4	—	4
Total comprehensive income	—	151,982	4	151,986	54,361	206,347
Distributions to Owner	(309,895)	—	—	(309,895)	—	(309,895)
Contributions from Owner	395,602	—	—	395,602	—	395,602
Non-controlling interests contributions	—	—	—	—	1,213	1,213
Distributions to non-controlling interests	—	—	—	—	(2,237)	(2,237)
Balance at December 31, 2013	454,718	212,246	(9)	666,955	108,081	775,036
Net income (loss)	—	67,117	—	67,117	(332)	66,785
Other comprehensive income	—	—	9	9	—	9
Total comprehensive income (loss)	—	67,117	9	67,126	(332)	66,794
Distributions to Owner	(165,520)	—	—	(165,520)	—	(165,520)
Contributions from Owner	172,324	—	—	172,324	—	172,324
Non-controlling interests contributions	—	—	—	—	2,586	2,586
Distributions to non-controlling interests	—	—	—	—	(157)	(157)
Balance at December 31, 2014	$461,522	$279,363	$—	$740,885	$110,178	$851,063

See accompanying notes to pro forma consolidated financial statements.

KBS SOR BVI HOLDINGS LTD
PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS
(US $ thousands)

	Years Ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities:
Net income	$66,785	$206,343	$80,916
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (income) loss of unconsolidated joint venture	(28,228)	146	—
Fair value adjustment on investment properties, net	(14,312)	(175,085)	(75,804)
Gain on early payoff of real estate loan receivable	—	—	(358)
Gain on foreclosure of real estate loan receivable, net	—	(7,473)	—
Deferred rent	(8,392)	(4,694)	(1,932)
Bad debt expense	176	197	52
Financing expense, net	15,598	4,292	1,359
Financing income, net	(18)	(186)	(1,837)
Interest income from note receivable, net	(3,366)	(10,276)	(1,708)
Changes in assets and liabilities:
Restricted cash	(835)	1,112	(352)
Rents and other receivables	(869)	(496)	(226)
Prepaid expenses and other assets	(252)	(122)	(30)
Accounts payable and accrued liabilities	(294)	5,719	2,503
Rental security deposits	1,501	2,109	895
Other liabilities	1,375	858	1,210
Lease incentive additions	(930)	(812)	(211)
Net cash provided by operating activities	27,939	21,632	4,477
Cash Flows from Investing Activities:
Acquisitions of investment properties	(191,924)	(295,195)	(211,654)
Improvements to investment properties	(37,561)	(25,228)	(11,699)
Proceeds from sales of investment properties, net	1,393	30,659	1,843
Escrow deposits for future real estate purchases	—	(13,000)	—
Investments in real estate loans receivable	(5,850)	(21,568)	(78,398)
Payoff of real estate loan receivable	—	35,750	—
Proceeds from early payoff of real estate loan receivable	—	—	7,903
Principal repayments on real estate securities	333	4,452	38,270
Proceeds from sale of real estate securities	—	—	14,943
Investment in unconsolidated joint venture	(58,986)	(9,000)	—
Investment in available for sale asset	—	—	(8,000)
Distribution of capital from available for sale asset	2,179	398	74
Finance income received	2,725	10,651	2,557
Extension fee received on real estate loan receivable	935	—	—
Net cash used in investing activities	(286,756)	(282,081)	(244,161)
Cash Flows from Financing Activities:
Proceeds from notes payable	307,254	251,065	4,226
Principal payments on notes payable	(59,203)	(36,084)	(2,896)
Payments on repurchase agreements	—	—	(30,201)
Payments of deferred financing costs	(4,117)	(4,988)	—
Interest paid	(12,258)	(2,781)	(1,233)
Non-controlling interests contributions	2,586	1,213	2,630
Distributions to non-controlling interests	(157)	(2,237)	(24)
Distributions to Owner	(165,520)	(309,895)	(55,390)
Contributions from Owner	172,324	395,602	323,809
Net cash provided by financing activities	240,909	291,895	240,921
Net (decrease) increase in cash and cash equivalents	(17,908)	31,446	1,237
Cash and cash equivalents, beginning of period	35,184	3,738	2,501
Cash and cash equivalents, end of period	$17,276	$35,184	$3,738
Supplemental Disclosure of Noncash Investing and Financing Activities:
Mortgage debt assumed in connection with real estate acquisition (at fair value)	$24,793	$—	$—
Application of escrow deposits to acquisition of real estate	$13,000	$—	$—
Investment property acquired through foreclosure	$—	$50,760	$—
Assets assumed in connection with foreclosure of real estate	$—	$2,339	$—
Liabilities assumed in connection with foreclosure of real estate	$—	$9,671	$—
Increase in accrued improvements to real estate	$3,095	$2,583	$1,230
Increase in lease incentive payable	$—	$260	$53
See accompanying notes to pro forma consolidated financial statements.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2014

1.	ORGANIZATION
Definitions:

In these financial statements:

The Company	-	KBS SOR BVI Holdings LTD

The Group	-	The Company and its Subsidiaries

Subsidiaries	-	Companies that are controlled by the Company (as defined in IFRS 10) and whose accounts are consolidated with those of the Company.

Joint ventures	-	Companies in which the Company has joint control are accounted for in the consolidated financial statements of the Company using the equity method.

Investees	-	Subsidiaries and Joint ventures.

Related parties	-	As defined in IAS 24.

Interested parties and controlling shareholder	-	As defined in the Israeli Securities Regulations (Annual Financial Statements), 2010.

Dollar	-	United States dollar or USD.
KBS SOR BVI Holdings LTD (the “Company”) was incorporated on December 18, 2015 as a private company limited by shares according to the BVI Business Companies Act, 2004. The Company is authorized to issue a maximum of 50,000 common shares with no par value. Upon incorporation the Company issued one certificate containing 10,000 common shares with no par value.
The Company and its subsidiaries (the "Group") operate in the investment real estate segment in the United States, which includes mainly investment in office and residential real estate and undeveloped lands. In addition, the Company invests in real estate-related loans.
The Company is a wholly-owned subsidiary of KBS Strategic Opportunity Limited Partnership (the "Operating Partnership", the "Owner" or "Controlling Shareholder"), a Delaware limited partnership formed on December 10, 2008. KBS Strategic Opportunity REIT, Inc. ("KBS REIT" or "Parent Company"), a Maryland corporation incorporated on October 8, 2008, is the sole general partner of, and owns a 0.1% partnership interest in, the Operating Partnership. KBS Strategic Opportunity Holdings LLC ("REIT Holdings"), a Delaware limited liability company formed on December 9, 2008, owns the remaining 99.9% interest in the Operating Partnership and is its sole limited partner. KBS REIT is the sole member and manager of REIT Holdings. The Company is a wholly-owned subsidiary of KBS REIT.
Acquisition of investments from the Operating Partnership (controlling shareholder) and presentation of pro forma consolidated financial statements
Concurrent with the placement of bonds of the Company and the admission of the Company's bonds to trading on the Tel-Aviv Stock Exchange, the Company (through a subsidiary) is to acquire real estate projects (assets and liabilities) from the transferring entities (the transferring entities) that are controlled by the Controlling Shareholder before and after the above transfer (the Acquisition). In consideration for the Acquisition, the Company is to issue 10,000 common shares with no par value to the Operating Partnership.
As of December 31, 2014, the Operating Partnership owned 12 office properties, one office campus consisting of nine office buildings, one office portfolio consisting of four office buildings and 63 acres of undeveloped land, one office portfolio consisting of three office properties, one retail property, two apartment properties, two investments in undeveloped land encompassing an aggregate of 1,670 acres, one first mortgage loan and two investments in unconsolidated joint ventures.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

As of the pro-forma financial statements approval date, the acquisition agreements between the Company and the transferring entities remain unsigned.
The Acquisition is conditional on and will be preceded by a series of various approvals and consents. The related consents will be executed at the time of the Acquisition.
Since the Company is acquiring these operations from the transferring entities, which are controlled by the same controlling shareholder of the Company before and after the Acquisition, the Acquisition is not a business combination within the scope of IFRS 3. The Company is accounting for the Acquisition in a manner similar to a pooling of interests. Accordingly, the Company has prepared pro forma consolidated financial statements specifically for the purpose of an Initial Public Offering (IPO) of the Company's bonds on the Tel-Aviv Stock Exchange to reflect the Acquisition as if it had occurred at the beginning of the earliest period presented (January 1, 2012). Thus, the pro-forma consolidated financial statements comprise the pro-forma statements of financial position and results of operations of the Company and of the operations acquired from the transferring entities. For certain projects that were acquired by the transferring entities subsequent to January 1, 2012, the pro-forma consolidated financial statements reflect the net assets (liabilities) of these projects and the activities from the dates those projects were acquired by the transferring entities.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The pro forma consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS). Furthermore, the pro forma consolidated financial statements have been prepared in conformity with the provisions of the Israeli Securities Regulations (Annual Financial Statements), 2010.
The basis of preparation and accounting policies used in preparing the pro forma consolidated financial statements for the reporting periods are set out below. These accounting policies have been consistently applied to the periods presented, unless otherwise stated.
The pro forma consolidated financial statements have been prepared on a cost basis, except for investment properties and available for sale financial assets, which are presented at fair value and investment in joint venture which is presented using the equity method. The pro forma consolidated financial statements are presented in USD and all values are rounded to the nearest thousands, except when otherwise indicated.
Use of Estimates
The preparation of the pro forma financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the pro forma financial statements and accompanying notes. Actual results could materially differ from those estimates.
The operating cycle
The operating cycle of the company is one year.
Pro forma consolidated financial statements
The pro forma consolidated financial statements comprise the financial statements of companies that are controlled by the Company (subsidiaries). Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The consolidation of the financial statements commences on the date on which control is obtained and ends when such control ceases.
The financial statements of the Company and of the subsidiaries are prepared as of the same dates and periods. Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the pro forma consolidated financial statements.
Non-controlling interests in subsidiaries represent the equity in subsidiaries not attributable, directly or indirectly, to a parent. Profit or loss and components of other comprehensive income are attributed to the Company and to non-controlling interests.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

In respect of profit sharing contractual arrangement that establish different rates than the ownership interests in those companies that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the Company and the non-controlling interest holders in the subsidiary's earnings is calculated assuming that the subsidiary had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.
Business combinations and asset acquisitions
Business combinations are accounted for by applying the acquisition method. The cost of the acquisition is measured at the fair value of the consideration transferred on the acquisition date with the addition of non-controlling interests in the acquiree.
Goodwill, if any, is initially measured at cost which represents the excess of the acquisition consideration and the amount of non-controlling interests over the net identifiable assets acquired and liabilities assumed. Transaction costs incurred in respect of business combination are recorded directly in profit or loss.
Consideration paid in transactions which are accounted for as an asset acquisition rather than business combination is allocated to assets acquired and liabilities assumed based on relative fair value approach, Acquisition fees and expenses are capitalized into the cost basis of an asset acquisition. Additionally, during the time in which the Company is incurring costs necessary to bring these investments to their intended use, certain costs such as legal fees, real estate taxes and insurance and financing costs are also capitalized.
Functional currency and presentation currency
The functional and presentation currency of the financial statements is the Dollar.
The Company determines the functional currency of each Group entity, including companies accounted for at equity method.
Revenue Recognition
Real Estate
The Company recognizes minimum rent, including rental abatements, lease incentives and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related leases when collectibility is reasonably assured and records amounts expected to be received in later years as deferred rent receivable. If the lease provides for tenant improvements, the Company determines whether the tenant improvements, for accounting purposes, are owned by the tenant or the Company. When the Company is the owner of the tenant improvements, the tenant is not considered to have taken physical possession or have control of the physical use of the leased asset until the tenant improvements are substantially completed. When the tenant is the owner of the tenant improvements, any tenant improvement allowance (including amounts that can be taken in the form of cash or a credit against the tenant’s rent) that is funded is treated as a lease incentive and amortized as a reduction of revenue over the lease term. Tenant improvement ownership is determined based on various factors including, but not limited to:

•	whether the lease stipulates how a tenant improvement allowance may be spent;

•	whether the amount of a tenant improvement allowance is in excess of market rates;

•	whether the tenant or landlord retains legal title to the improvements at the end of the lease term;

•	whether the tenant improvements are unique to the tenant or general-purpose in nature; and

•	whether the tenant improvements are expected to have any residual value at the end of the lease.
The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The Company makes estimates of the collectibility of its tenant receivables related to base rents, including deferred rent, expense reimbursements and other revenue or income. Management specifically analyzes accounts receivable, deferred rents receivable, historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, management makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. When a tenant is in bankruptcy, the Company will record a bad debt reserve for the tenant’s receivable balance and generally will not recognize subsequent rental revenue until cash is received or until the tenant is no longer in bankruptcy and has the ability to make rental payments.
Real Estate Loans Receivable
Interest income on the Company’s real estate loans receivable is recognized on an accrual basis over the life of the investment using the effective interest method. Direct loan origination or acquisition fees and costs, as well as acquisition premiums or discounts, are amortized over the term of the loan as an adjustment to interest income. The Company places loans on nonaccrual status when any portion of principal or interest is 90 days past due, or earlier when concern exists as to the ultimate collection of principal or interest. When a loan is placed on non-accrual status, the Company reserves for any unpaid accrued interest and generally does not recognize subsequent interest income until cash is received, or the loan returns to accrual status. The Company will resume the accrual of interest if it determines the collection of interest, according to the contractual terms of the loan, is probable.
The Company generally recognizes income on impaired loans on either a cash basis, where interest income is only recorded when received in cash, or on a cost-recovery basis, where all cash receipts are applied against the carrying value of the loan. The Company considers the collectibility of the loan’s principal balance in determining whether to recognize income on impaired loans on a cash basis or a cost-recovery basis.
Real Estate Securities
The Company recognizes interest income on real estate securities that are beneficial interests in securitized financial assets and are rated “AA” and above on an accrual basis according to the contractual terms of the securities. Discounts or premiums are amortized to interest income over the life of the investment using the effective interest method.
Cash and Cash Equivalents
The Company recognizes interest income on its cash and cash equivalents as it is earned and records such amounts as other interest income.
Investment properties
An investment property is property (land or a building or both) held by the owner (lessor under an operating lease) or by the lessee under a finance lease to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services, for administrative purposes or for sale in the ordinary course of business.
Investment property is derecognized on disposal or when the investment property ceases to be used and no future economic benefits are expected from its disposal.
Investment property is measured initially at cost, including costs directly attributable to the acquisition. After initial recognition, investment property is measured at fair value which reflects market conditions at the reporting date. Gains or losses arising from changes in the fair value of investment property are included in profit or loss when they arise. Investment property is not systematically amortized.
In determining the fair value of investment property, the Group relies periodically on valuations performed by external independent valuation specialists who are experts in real estate valuations and who have the necessary knowledge and experience.
Insurance proceeds for Property Damages
The Company maintains an insurance policy that provides coverage for property damages and business interruption.  Losses due to physical damages are recognized during the accounting period in which they occur, while the amount of monetary assets to be received from the insurance policy is recognized when receipt of insurance recoveries become receivable.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Real Estate Loans Receivable and Loan Loss Reserves
The Company’s real estate loans receivable are recorded at amortized cost, net of loan loss reserves (if any), and evaluated for impairment at each balance sheet date. The amortized cost of a real estate loan receivable is the outstanding unpaid principal balance, net of unamortized acquisition premiums or discounts and unamortized costs and fees directly associated with the origination or acquisition of the loan. The amount of impairment, if any, will be measured by comparing the amortized cost of the loan to the present value of the expected cash flows discounted at the loan’s effective interest rate. The Company considers a loan to be impaired when, based upon current information and events, it believes that it is probable that the Company will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company also considers a loan to be impaired if it grants the borrower a concession through a modification of the loan terms or if it expects to receive assets (including equity interests in the borrower) with fair values that are less than the carrying value of the loan in satisfaction of the loan.
Investments in Joint Venture
Equity Method
The Company accounts for investments in joint venture entity in which the Company has joint control using the equity method of accounting. Under the equity method, the investment is initially recorded at cost and subsequently adjusted to reflect additional contributions or distributions and the Company’s proportionate share of equity in the joint venture’s income (loss). The Company recognizes its proportionate share of the ongoing income or loss of the joint venture as equity in income (loss) of joint venture on the pro forma statements of operations.
In respect of profit sharing contractual arrangement that establish different rates than the ownership interests in those that also consist of distribution waterfalls, the Company adopts the hypothetical liquidation at book value approach, i.e. the share of the in the joint venture earnings is calculated assuming that the joint venture had recognized or distributed the assets based on their book value, taking into consideration other distributions and investments made.
After application of the equity method, the Company determines whether it is necessary to recognize any additional impairment loss with respect to the investment in joint venture. The Company determines at reporting date whether there is objective evidence that the carrying amount of the investment in the joint venture is impaired. The test of impairment is carried out with reference to the entire investment.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Cash and cash equivalents are stated at cost, which approximates fair value.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
All assets and liabilities measured at fair value or for which fair value is disclosed are categorized into levels within the fair value hierarchy based on the lowest level input that is significant to the entire fair value measurement:

Level 1	-	quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2	-	inputs other than quoted prices included within Level 1 that are observable either directly or indirectly.

Level 3	-	inputs that are not based on observable market data (valuation techniques which use inputs that are not based on observable market data).

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Leases
The criteria for classifying leases as finance or operating leases depend on the substance of the agreements and are made at the inception of the lease in accordance with the following principles as set out in IAS 17.
The Group as lessor:
Operating leases:
Lease agreements where the Group does not transfer substantially all the risks and benefits incidental to ownership of the leased asset are classified as operating leases. Rental revenue is recognized in profit or loss on a straight-line basis over the lease term. Contingent rent is recognized as income in statement of profit or loss when the Company is entitled to receive such income. Reimbursements from tenants for certain operating expenses are recorded as recoveries revenue in the statement of comprehensive income in the period in which the recoverable expenses are incurred.
Provisions
A provision in accordance with IAS 37 is recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.
Available-for-sale financial assets
Available-for-sale financial assets are (non-derivative) financial assets that are designated as available for sale or are not classified in any of the three preceding categories. Available-for-sale financial assets are initially recognized at fair value plus directly attributable transaction costs. After initial recognition, available-for-sale financial assets are measured at fair value. Gains or losses from fair value adjustments, except for interest, exchange rate differences that relate to debt instruments and dividends from an equity instrument, are recognized in other comprehensive income. When the investment is disposed of or in case of impairment, the other comprehensive income (loss) is transferred to profit or loss.
Income Taxes
According to the relevant tax laws in the BVI and in the U.S.A, the companies in the Group are considered as a "pass through" entities. Accordingly, no provision has been made for federal and state income taxes or other income tax benefits in the accompanying financial statements as taxable income and losses are reported in the tax return of the shareholders.
Recently Issued Accounting Standards Updates

1.	IFRS 15, "Revenue from Contracts with Customers":
In May 2014, the IASB issued IFRS 15 ("IFRS 15").
IFRS 15 replaces IAS 18, "Revenue", IAS 11, "Construction Contracts", IFRIC 13, "Customer Loyalty Programs", IFRIC 15, "Agreements for the Construction of Real Estate", IFRIC 18, "Transfers of Assets from Customers" and SIC-31, "Revenue - Barter Transactions Involving Advertising Services".
The IFRS 15 introduces a five-step model that will apply to revenue earned from contracts with customers.
The Company believes that IFRS 15 is not expected to have a material impact on the financial statements.

2.	IFRS 9, "Financial Instruments":
In July 2014, the IASB issued the final and complete version of IFRS 9, "Financial Instruments" ("IFRS 9"), which replaces IAS 39, " Financial Instruments: Recognition and Measurement". IFRS 9 mainly focuses on the classification and measurement of financial assets and it applies to all assets in the scope of IAS 39.
According to IFRS 9, all financial assets are measured at fair value upon initial recognition. In subsequent periods, debt instruments are measured at amortized cost only if certain conditions are met. Subsequent measurement of all other debt instruments and financial assets should be at fair value.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Financial assets that are equity instruments should be measured in subsequent periods at fair value and the changes recognized in profit or loss or in other comprehensive income (loss), in accordance with the election by the Company on an instrument-by-instrument basis. If equity instruments are held for trading, they should be measured at fair value through profit or loss.
According to IFRS 9, the provisions of IAS 39 will continue to apply to derecognition and to financial liabilities for which the fair value option has not been elected. IFRS 9 also prescribes new hedge accounting requirements.
IFRS 9 is to be applied for annual periods beginning on January 1, 2018. Early adoption is permitted.

3.	RECENT ACQUISITIONS OF INVESTMENT PROPERTIES
Plaza Buildings
On January 14, 2014, the Company, through an indirect wholly owned subsidiary, acquired an office property consisting of two office buildings and 490,096 rentable square feet located on approximately 4.1 acres of land in Bellevue, Washington (the “Plaza Buildings”). The seller was not affiliated with the Company or KBS Capital Advisors LLC (the “Advisor”), the Parent Company’s external advisor.
The contractual purchase price of the Plaza Buildings was $184 million. The purchase of the Plaza Buildings was funded with proceeds from a mortgage loan secured by the Plaza Buildings, proceeds from a related mezzanine loan and cash on hand. In connection with the acquisition, the Company incurred $2.1 million of acquisition fees and expenses which were capitalized to investment properties, net.
The Plaza Buildings were built in 1978 and 1983 and renovated in 2007.
424 Bedford
On November 12, 2013, the Company, through an indirect wholly owned subsidiary, and EE 424 Bedford OM, LLC (the “424 Bedford JV Member”) entered into an agreement to form a joint venture (the “424 Bedford Joint Venture”), and on January 31, 2014, the Joint Venture acquired an apartment building containing 66 units in Brooklyn, New York (“424 Bedford”). 424 Bedford was built in 2010.
The contractual purchase price for 424 Bedford was $38.2 million. The 424 Bedford Joint Venture funded the purchase through the assumption of $26.3 million in debt (the “424 Bedford Mortgage Loan”) and contributions by the Company and the JV Member to the Joint Venture. In connection with the acquisition, the Company incurred $1.9 million of acquisition fees and expenses which were capitalized to investment properties, net. At acquisition, the 424 Bedford Mortgage Loan estimated fair value was $24.8 million, net of a discount on note payable of $1.5 million due to a below-market interest rate. The discount on note payable is amortized over the remaining life of the loan of 8.7 years. None of the JV Member, the seller of 424 Bedford, or the lender under the 424 Bedford Mortgage Loan is affiliated with the Company or the Advisor.
The Company owns a 90% equity interest in the Joint Venture. The JV Member is the managing member of the Joint Venture; however, its authority is limited, as the Company, as co-managing member, must give approval for any major decisions involving the Joint Venture or 424 Bedford. Income, losses, and distributions are allocated according to the terms as described in the joint venture agreement.
Investment in Undeveloped Land
On September 4, 2014, the Company, through an indirect wholly owned subsidiary, and JP-Richardson, LLC, an affiliate of JP Realty Partners, LTD., entered into a joint venture agreement (the “Richardson Land II Joint Venture”) and on September 4, 2014, the Richardson Land II Joint Venture acquired 20 acres of undeveloped land in Richardson, Texas (the “Richardson Land II”). JP Realty Partners is a joint venture partner in the Richardson Portfolio Joint Venture (see Note 4). The seller was not affiliated with the Company or the Advisor.
The Company owns a 90% controlling membership interest in the Richardson Land II Joint Venture and exercises control over this joint venture and therefore consolidates the Richardson Land II Joint Venture in its financial statements. Income and losses are generally allocated among the members such that each member’s capital account is proportionately equal to the distributions that would be made to each member if the Richardson Land II Joint Venture were dissolved pursuant to the provisions of the joint venture agreement. The purchase price, including acquisition fees and expenses, for the Richardson Land II was $7.5 million, all of which was recorded as land.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

4.	INVESTMENT PROPERTIES
As of December 31, 2014, the Company owned 12 office properties, one office campus consisting of nine office buildings, one office portfolio consisting of four office buildings and 63 acres of undeveloped land, one office portfolio consisting of three office properties and one retail property encompassing, in the aggregate, approximately 4.6 million rentable square feet. As of December 31, 2014, these properties were 80% occupied. In addition, the Company owned two apartment properties containing 383 units and encompassing approximately 0.3 million rentable square feet, which were 87% occupied. The Company also owned two investments in undeveloped land encompassing an aggregate of 1,670 acres.
The following table provides summary information regarding the Company’s investment properties as of December 31, 2014 and 2013 (in thousands):

Property	Date Acquired or Foreclosed on	City	State	Property Type	Fair Value as of December 31, 2014	Fair Value as of December 31, 2013	Ownership %
Village Overlook Buildings (1)	08/02/2010	Stockbridge	GA	Office	$—	$1,400	100.0%
Academy Point Atrium I	11/03/2010	Colorado Springs	CO	Office	3,400	3,300	100.0%
Northridge Center I & II	03/25/2011	Atlanta	GA	Office	15,400	14,700	100.0%
Iron Point Business Park	06/21/2011	Folsom	CA	Office	32,000	31,200	100.0%
1635 N. Cahuenga Building	08/03/2011	Los Angeles	CA	Office	15,100	13,900	70.0%
Richardson Office Portfolio:
Richardson Office Portfolio	11/23/2011	Richardson	TX	Office	73,900	78,900	90.0%
Undeveloped Land	11/23/2011	Richardson	TX	Undeveloped Land	21,600	20,165	90.0%
Total Richardson Portfolio					95,500	99,065
Park Highlands	12/30/2011	North Las Vegas	NV	Undeveloped Land	134,930	137,750	50.1%
Bellevue Technology Center	07/31/2012	Bellevue	WA	Office	100,580	97,690	100.0%
Powers Ferry Landing East	09/24/2012	Atlanta	GA	Office	15,100	13,500	100.0%
1800 West Loop	12/04/2012	Houston	TX	Office	82,800	80,400	100.0%
West Loop I & II	12/07/2012	Houston	TX	Office	52,400	44,000	100.0%
Burbank Collection	12/12/2012	Burbank	CA	Retail	24,600	22,300	90.0%
Austin Suburban Portfolio	03/28/2013	Austin	TX	Office	94,300	90,400	100.0%
Westmoor Center	06/12/2013	Westminster	CO	Office	95,100	91,800	100.0%
Central Building	07/10/2013	Seattle	WA	Office	41,100	38,400	100.0%
50 Congress Street	07/11/2013	Boston	MA	Office	62,400	58,400	100.0%
1180 Raymond	08/20/2013	Newark	NJ	Apartment	56,400	58,500	100.0%
Park Highlands II	12/10/2013	North Las Vegas	NV	Undeveloped Land	31,860	28,180	99.5%
Maitland Promenade II	12/18/2013	Orlando	FL	Office	37,600	34,500	100.0%
Plaza Buildings (2)	01/14/2014	Bellevue	WA	Office	205,840	—	100.0%
424 Bedford (2)	01/31/2014	Brooklyn	NY	Apartment	44,100	—	90.0%
Richardson Land II (2)	09/04/2014	Richardson	TX	Undeveloped Land	11,160	—	90.0%
					$1,251,670	$959,385
_____________________
(1) Village Overlook Buildings was sold on August 29, 2014 for $1.5 million less credits and closing costs.
(2) This property/land was acquired in 2014. See note 3, “Recent Acquisitions of Investment Properties” for additional information.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The following are the movements in the investment properties:

	2014	2013
Balance as of January 1	$959,385	$435,710
Acquisitions	229,690	345,955
Improvements	40,644	27,529
Lease incentives, net	9,032	5,766
Disposals	(1,393)	(30,660)
Fair value adjustments, net	14,312	175,085
Balance as of December 31	$1,251,670	$959,385
Operating Leases
Certain of the Company’s real estate properties are leased to tenants under operating leases for which the terms and expirations vary. As of December 31, 2014, the leases, excluding options to extend and apartment leases, which have terms that are generally one year or less, had remaining terms of up to 13.3 years with a weighted-average remaining term of 3.7 years. Some of the leases have provisions to extend the lease agreements, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other terms and conditions as negotiated. The Company retains substantially all of the risks and benefits of ownership of the real estate assets leased to tenants. Generally, upon the execution of a lease, the Company requires a security deposit from tenants in the form of a cash deposit and/or a letter of credit. The amount required as a security deposit varies depending upon the terms of the respective leases and the creditworthiness of the tenant, but generally are not significant amounts. Therefore, exposure to credit risk exists to the extent that a receivable from a tenant exceeds the amount of its security deposit. Security deposits received in cash and assumed in real estate acquisitions or foreclosures related to tenant leases are included in rental security deposits in the accompanying pro forma consolidated balance sheets and totaled $5.0 million and $3.5 million as of December 31, 2014 and 2013, respectively.
During the years ended December 31, 2014, 2013 and 2012, the Company recognized deferred rent from tenants of $8.4 million, $4.6 million and $1.8 million, respectively, net of lease incentive amortization. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes, and other recoverable costs in the period the related expenses are incurred.
As of December 31, 2014, the future minimum rental income from the Company’s properties, excluding apartment leases, under non-cancelable operating leases was as follows (in thousands):

2015	$71,423
2016	67,503
2017	57,789
2018	46,839
2019	34,868
Thereafter	70,270
$348,692

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

As of December 31, 2014, the Company’s commercial real estate properties were leased to approximately 500 tenants over a diverse range of industries and geographic areas. The Company’s highest tenant industry concentrations (greater than 10% of annualized base rent) were as follows:

Industry	Number of Tenants	Annualized Base Rent (1) (in thousands)	Percentage of Annualized Base Rent
Finance	49	$11,619	15.2%
Computer System Design & Programming	39	9,350	12.2%
Insurance Carriers & Related Activities	26	7,816	10.2%
Professional, Scientific & Legal	57	7,634	10.0%
		$36,419	47.6%
_____________________
(1) Annualized base rent represents annualized contractual base rental income as of December 31, 2014, adjusted to straight-line any contractual tenant concessions (including free rent), rent increases and rent decreases from the lease’s inception through the balance of the lease term.
No other tenant industries accounted for more than 10% of annualized base rent. No material tenant credit issues have been identified at this time.
Geographic Concentration Risk
As of December 31, 2014, the Company’s investment properties in Washington, Texas and Nevada represented 24.8%, 24.0% and 11.9% of the Company’s total assets, respectively.  As a result, the geographic concentration of the Company’s portfolio makes it particularly susceptible to adverse economic developments in the Washington, Texas and Nevada real estate markets.  Any adverse economic or real estate developments in these markets, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics and other factors, or any decrease in demand for office space resulting from the local business climate, could adversely affect the Company’s operating results and its ability to make distributions to stockholders.
Property Damage
During the year ended December 31, 2014, two of the Company’s apartment properties suffered physical damages due to frozen pipes of $0.7 million. The Company’s insurance policy provides coverage for property damage and business interruption subject to a deductible of up to $25,000 per incident. The aggregate net loss due to damages of $50,000 during the year ended December 31, 2014 was classified as operating, maintenance and management expenses on the accompanying pro forma consolidated statements of operations and relates to the Company’s insurance deductible. Through December 31, 2014, the Company received insurance proceeds of $0.4 million related to these two incidents. As of December 31, 2014, the total estimated insurance proceeds to be collected of $0.3 million were classified as prepaid expenses and other assets on the accompanying pro forma consolidated statements of financial position.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

5.	REAL ESTATE LOAN RECEIVABLE
As of December 31, 2014 and 2013, the Company owned one real estate loan receivable that it had originated. The information for that real estate loan receivable as of December 31, 2014 and 2013 is set forth below (in thousands):

Loan Name Location of Related Property or Collateral	Date Acquired/ Originated	Property Type	Loan Type	Outstanding Principal Balance as of December 31, 2014 (1)	Book Value as of December 31, 2014 (2)	Book Value as of December 31, 2013 (2)	Contractual Interest Rate (3)	Annualized Effective Interest Rate (3)	Maturity Date
University House First Mortgage
New York, New York (4)	3/20/2013	Student Housing	Mortgage	$27,850	$27,422	$21,893	11.0%	14.2%	06/30/2015
_____________________
(1) Outstanding principal balance as of December 31, 2014 represents original principal balance outstanding under the loan, increased for any subsequent fundings, including interest income deferred until maturity.
(2) Book value of the real estate loan receivable represents outstanding principal balance adjusted for unamortized acquisition discounts, origination fees and direct origination and acquisition costs and additional interest accretion.
(3) Contractual interest rates are the stated interest rates on the face of the loans. Annualized effective interest rates are calculated as the actual interest income recognized in 2014, using the effective interest method, annualized (if applicable) and divided by the average amortized cost basis of the investment. The annualized effective interest rates and contractual interest rates presented are as of December 31, 2014.
(4) During the year ended December 31, 2014, the Company and the borrower under the University House First Mortgage entered into a loan modification under which the maturity date was extended to June 30, 2015 and the Company advanced an additional $5.9 million to the borrower.
(5) For further information see note 13 in relation to subsequent events.
The following summarizes the activity related to the real estate loan receivable for the year ended December 31, 2014 (in thousands):

Real estate loan receivable - December 31, 2013	$21,893
Advance on real estate loan receivable	5,850
Extension fee on real estate loan receivable	(935)
Accretion of closing costs and origination fees on real estate loan receivable, net	614
Real estate loan receivable - December 31, 2014	$27,422
For the years ended December 31, 2014, 2013 and 2012 interest income from real estate loans receivable consisted of the following (in thousands):

	2014	2013	2012
Contractual interest income (including deferred interest)	$2,752	$8,248	$1,202
Accretion of closing costs and origination fees, net	614	842	52
Interest accretion	—	1,186	454
Interest income from real estate loans receivable	$3,366	$10,276	$1,708

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

6.	NOTES AND BOND PAYABLE
As of December 31, 2014 and December 31, 2013, the Company’s notes and bond payable consisted of the following (dollars in thousands):

	Principal as of December 31, 2014	Principal as of December 31, 2013	Contractual Interest Rate as of December 31, 2014 (1)	Effective Interest Rate at December 31, 2014 (1)	Payment Type	Maturity Date (2)
Richardson Portfolio Mortgage Loan (3)	$38,000	$31,566	One-Month LIBOR + 2.10%	2.26%	Interest Only	05/01/2017
Bellevue Technology Center Mortgage Loan (4)	49,836	47,408	One-Month LIBOR + 2.25%	2.41%	Interest Only	03/01/2017
Portfolio Revolving Loan Facility (5)	12,447	3,379	One-Month LIBOR + 2.25%	2.41%	Interest Only	05/01/2017
Portfolio Mortgage Loan (6)	93,751	82,766	One-Month LIBOR + 2.50%	2.66%	Interest Only	07/01/2017
1635 N. Cahuenga Mortgage Loan (7)	4,650	4,650	One-Month LIBOR + 2.35%	2.51%	Interest Only	08/01/2016
Burbank Collection Mortgage Loan (8)	9,043	8,200	One-Month LIBOR + 2.35%	2.54%	Interest Only	09/30/2016
50 Congress Mortgage Loan (9)	26,935	26,535	One-Month LIBOR + 1.90%	2.06%	Interest Only	10/01/2017
1180 Raymond Bond Payable	6,945	7,085	6.50%	6.50%	Principal & Interest	09/01/2036
Central Building Mortgage Loan (10)	24,896	24,100	One-Month LIBOR + 1.75%	1.91%	Interest Only	11/13/2018
Maitland Promenade II Mortgage Loan (11)	20,182	20,182	One-Month LIBOR + 2.90%	3.25%	Interest Only	01/01/2017
Westmoor Center Mortgage Loan (12)	54,880	—	One-Month LIBOR + 2.25%	2.41%	Interest Only	02/01/2018
Plaza Buildings Senior Loan (13)	109,707	—	One-Month LIBOR + 1.90%	2.06%	Interest Only	01/14/2017
Plaza Buildings Mezzanine Loan (14)	25,000	—	(14)	8.10%	Interest Only	01/14/2017
424 Bedford Mortgage Loan (15)	25,866	—	3.91%	3.91%	Principal & Interest	10/01/2022
1180 Raymond Mortgage Loan	28,100	—	One-Month LIBOR + 2.25%	2.41%	Interest Only	12/01/2017
Total Notes and Bond Payable principal outstanding	530,238	255,871
Net Premium/Discount on Notes and Bond Payable (16)	25	1,549
Deferred financing cost, net	(6,201)	(4,954)
Total Notes and Bond Payable, net	$524,062	$252,466
_____________________
(1) Contractual interest rate represents the interest rate in effect under the loan as of December 31, 2014. Effective interest rate is calculated as the actual interest rate in effect as of December 31, 2014 (consisting of the contractual interest rate and contractual floor rates), using interest rate indices at December 31, 2014, where applicable.
(2) Represents the initial maturity date or the maturity date as extended as of December 31, 2014; subject to certain conditions, the maturity dates of certain loans may be extended beyond the date shown.
(3) The Company owns a 90% equity interest in the joint venture that owns the Richardson Portfolio. As of December 31, 2014, $38.0 million had been disbursed to the Company and the remaining $3.5 million is available for future disbursements, subject to certain conditions contained in the loan documents. Monthly payments are initially interest only. Beginning June 2015, monthly payments include principal and interest with principal payments of up to approximately $64,000 per month.
(4) As of December 31, 2014, $49.8 million had been disbursed to the Company and the remaining $3.2 million is available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain conditions contained in the loan documents. Monthly payments are initially interest only. Beginning March 1, 2016, monthly payments also include principal amortization payments of up to $60,000 per month.
(5) The Portfolio Revolving Loan Facility is secured by the 1800 West Loop Building and the Iron Point Business Park. The Portfolio Revolving Loan Facility is comprised of $59.5 million of revolving debt and $13.0 million of non-revolving debt available to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. As of December 31, 2014, $5.5 million of revolving debt and $6.9 million of non-revolving debt had been disbursed to the Company and the remaining $54.0 million of revolving debt and $6.1 million of non-revolving debt is available for future disbursements, subject to certain conditions contained in the loan documents. Monthly payments are initially interest only. Beginning June 1, 2016, and to the extent that there are amounts outstanding under the non-revolving portion of the loan, monthly payments will include interest and principal amortization payments of up to $80,000 per month.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

(6) As of December 31, 2014, $93.8 million had been disbursed to the Company with $13.8 million of debt available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. Monthly payments are initially interest only. Beginning July 1, 2016, monthly payments will include principal and interest with principal payments calculated using an amortization schedule of 30 years and an assumed annual interest rate of 6.0%.
(7) The Company owns a 70% equity interest in the joint venture that owns the 1635 N. Cahuenga Building. As of December 31, 2014, $4.7 million had been disbursed and $2.0 million remains available for future disbursements, subject to certain terms and conditions contained in the loan documents. Monthly payments are initially interest only. Beginning August 1, 2015, monthly payments will also include principal amortization payments of $7,000 per month.
(8) The Company owns a 90% equity interest in the joint venture that owns the Burbank Collection. As of December 31, 2014, $9.0 million had been disbursed and $2.2 million remains available for future disbursements, subject to certain terms and conditions contained in the loan documents.
(9) As of December 31, 2014, $26.9 million of the 50 Congress Mortgage Loan was funded and $5.9 million remains available, $2.9 million of which is available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements at 50 Congress and $3.0 million of which is available through October 1, 2016, subject to certain terms and conditions contained in the loan documents. Monthly payments are initially interest only. Beginning November 1, 2016, monthly payments will also include principal amortization payments of $32,000 per month.
(10) As of December 31, 2014, $24.9 million of the Central Building Mortgage Loan was funded, and $2.7 million remains available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents.
(11) As of December 31, 2014, $20.2 million of the Maitland Promenade II Mortgage Loan was funded and $2.8 million remains available for future disbursements to be used for tenant improvements, leasing commissions, capital improvements and interest shortfalls, subject to certain terms and conditions contained in the loan documents. Interest on the loan is calculated at a variable annual rate of 290 basis points over one-month LIBOR, but at no point shall the interest rate be less than 3.25%. Beginning February 1, 2016, monthly payments will include principal and interest with principal payments calculated using an amortization schedule of 30 years. Monthly payments are initially interest only.
(12) As of December 31, 2014, $54.9 million had been disbursed and $7.1 million remains available for future disbursements, subject to certain terms and conditions contained in the loan documents. Monthly payments are initially interest only. Beginning March 1, 2017, monthly payments include principal and interest with principal payments calculated using an amortization schedule of 30 years and an annual interest rate of 6.5%.
(13) As of December 31, 2014, $109.7 million had been disbursed and $1.3 million remains available for future disbursements, subject to certain terms and conditions contained in the loan documents. Monthly payments are initially interest only. Beginning with the February 2016 payment, monthly payments may include principal and interest, with principal payments calculated using an amortization schedule of 30 years and an annual interest rate of 6.5%.
(14) Interest on this loan is calculated as a floating rate of 785 basis points over one-month LIBOR, but at no point shall interest rate be less than 8.10%. As of December 31, 2014, $25.0 million had been disbursed and $5.0 million remains available for future disbursements, subject to certain terms and conditions contained in the loan documents.
(15) The Company owns a 90% equity interest in the joint venture that owns 424 Bedford. Monthly payments include principal and interest, with principal payments calculated using an amortization schedule of 30 years.
(16) Represents the unamortized premium/discount on notes and bond payable due to the above- and below-market interest rates when the debt was assumed. The discount/premium is amortized over the remaining life of the notes and bond payable.
During the years ended December 31, 2014, 2013 and 2012, the Company incurred $15.6 million, $3.9 million and $1.1 million of interest expense, respectively. Included in interest expense for the years ended December 31, 2014, 2013 and 2012, was $2.8 million, $0.7 million and $0.3 million of amortization of deferred financing costs, respectively. Additionally, during the years ended December 31, 2014, 2013 and 2012, the Company capitalized $2.0 million, $1.6 million and $1.2 million of interest, respectively, to the Company's investments in undeveloped land. As of December 31, 2014 and 2013, the Company’s deferred financing costs were $6.2 million and $5.0 million, respectively, net of amortization, and are included in notes and bond payable, net on the accompanying pro forma consolidated statements of financial position. As of December 31, 2014 and 2013, the Company’s interest payable was $1.2 million and $0.5 million, respectively.
The following is a schedule of maturities, including principal amortization payments, for all notes and bond payable outstanding as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
First year	$2,005	$140
Second year	19,079	31,751
Third year	402,133	14,991
Fourth year	80,972	178,429
Fifth year	7,805	24,280
Thereafter	18,244	6,280
	$530,238	$255,871

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The following is a schedule of principal amortization payments and interest payments based on undiscounted amounts, for all notes and bond payable outstanding as of December 31, 2014 and 2013 (in thousands):

	December 31,
	2014	2013
First year	$16,635	$8,002
Second year	33,594	39,437
Third year	408,399	20,760
Fourth year	82,928	181,098
Fifth year	9,219	25,098
Thereafter	24,959	10,614
	$575,734	$285,009
The Company’s notes payable contain financial debt covenants such as minimum net worth, leverage ratio, unencumbered liquid assets, debt service coverage ratio, liquid assets and debt yield. As of December 31, 2014, the Company was in compliance with all of these debt covenants.

7.	FAIR VALUE DISCLOSURES
The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instruments for which it is practicable to estimate the fair value:
Cash and cash equivalents, rent and other receivables, and accounts payable and accrued liabilities: These balances     approximate their fair values due to the short maturities of these items.
Real estate loan receivable: The Company’s real estate loan receivable is presented in the accompanying pro forma consolidated statements of financial position at its amortized cost net of allowance for impairment. The fair values of real estate loans receivable are estimated using an internal valuation model that considers the expected cash flows for the loans, underlying collateral values (for collateral dependent loans) and estimated yield requirements of institutional investors for loans with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. The Company classifies these inputs as Level 3 inputs.
Notes and bond payable: The fair values of the Company’s notes and bond payable are estimated using a discounted cash flow analysis based on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. Additionally, when determining the fair value of liabilities in circumstances in which a quoted price in an active market for an identical liability is not available, the Company measures fair value using (i) a valuation technique that uses the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets or (ii) another valuation technique that is consistent with the principles of fair value measurement, such as the income approach or the market approach. The Company classifies these inputs as Level 3 inputs.
The following were the face values, carrying amounts and fair values of the Company’s financial instruments as of December 31, 2014 and December 31, 2013, which carrying amounts do not approximate the fair values (in thousands):

	December 31, 2014			December 31, 2013
	Face Value	Carrying Amount	Fair Value	Face Value	Carrying Amount	Fair Value
Financial assets:
Real estate loan receivable	$27,850	$27,422	$27,813	$22,000	$21,893	$22,000
Financial liabilities:
Notes and bond payable	$530,238	$524,062	$534,045	$255,871	$252,466	$258,876

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Disclosure of the fair value of financial instruments is based on pertinent information available to the Company as of the period end and requires a significant amount of judgment. Despite increased capital market and credit market activity, transaction volume for certain financial instruments remains relatively low. This has made the estimation of fair values difficult and, therefore, both the actual results and the Company’s estimate of value at a future date could be materially different.
Assets and Liabilities Recorded at Fair Value
During the year ended December 31, 2014, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Investment properties	$1,251,670	$—	$—	$1,251,670
Available for sale financial asset	$5,305	$—	$—	$5,305

Nonrecurring Basis (1):
424 Bedford Mortgage Loan	$(24,793)	$—	$—	$(24,793)
_____________________
(1) Amounts reflect the fair value of the 424 Bedford Mortgage Loan at the time 424 Bedford was acquired.
In connection with the acquisition of 424 Bedford, the Company assumed the 424 Bedford Mortgage Loan from the seller. The Company estimated the fair value of the 424 Bedford Mortgage Loan by performing a discounted cash flow analysis and the discount rate applied to future estimated debt payments was 4.80%.
During the year ended December 31, 2013, the Company measured the following assets and liabilities at fair value (in thousands):

		Fair Value Measurements Using
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Recurring Basis:
Investment properties	$959,385	$—	$—	$959,385
Available for sale financial asset	$7,484	$—	$—	$7,484
CMBS	$333	$—	$333	$—

Nonrecurring Basis (1):
1180 Raymond - foreclosed real estate	$50,760	$—	$—	$50,760
Bond payable assumed in connection with 1180 Raymond foreclosure	$(8,780)	$—	$—	$(8,780)
The Company estimated the fair value of 1180 Raymond by performing a direct capitalization analysis. The estimated capitalization rate used to estimate the fair value of 1180 Raymond was 6.5%. The Company estimated the fair value of the bond payable assumed in connection with the 1180 Raymond foreclosure by performing a discounted cash flow analysis and the discount rate applied to future estimated debt payments was 4.25%.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Investment property is stated at fair value which has been determined based on valuations performed by independent external valuation experts who hold recognized and relevant professional qualifications and which have experience in the location and category of the property being valued. The fair value was determined with reference to recent real estate transactions for similar properties in the same location as the property owned by the Company and based on the expected future cash flows from the property, if applicable. In assessing cash flows, risk is taken into account by using an investment yield that reflects the property's underlying risks supported by the standard yield in the real estate market and by including adjustments for the specific characteristics of the property and the level of future income therefrom. Land held for capital appreciation and certain investment properties under construction (those for which development activities are underway but construction have not commenced) are generally valued based on comparable sales transactions.
The fair value measurement is classified as level 3 in the fair value hierarchy.

d.	The following main inputs have been used:

Significant assumptions (on the basis of weighted averages) used in the valuations are presented below:

	December 31,
	2014	2013
Investment property:

Multi-Family Residential
Terminal capitalization rate	5.1%	6.0%

Commercial
Terminal capitalization rate	6.4%	7.4%

e.	The table below presents the sensitivity of the valuation to changes in the most significant assumptions underlying the valuation of investment properties.

	Increase (Decrease) on the Fair Value due to
	2014		2013
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 25 basis points	Increase of 25 basis points
Commercial
Terminal capitalization rates	$19,900	$(20,600)	$15,800	$(14,600)

Multi-family
Terminal capitalization rates	$2,900	$(2,700)	$1,300	$(1,300)
Available For Sale Financial Asset
On May 18, 2012, the Company, through an indirect wholly owned subsidiary, entered into a joint venture (the “NIP Joint Venture”) with OCM NIP JV Holdings, L.P. and HC KBS NIP JV, LLC (“HC-KBS”). The NIP Joint Venture owns 23 industrial properties and a master lease with respect to another industrial property encompassing 11.4 million square feet. The Company made an initial capital contribution of $8.0 million which represents less than a 5.0% ownership interest in the NIP Joint Venture as of December 31, 2014. The Company has virtually no influence over the NIP Joint Venture’s operations, financial policies or decision making. Accordingly, the Company has accounted for its investment in the NIP Joint Venture as an available for sale financial asset.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Notes and Bond Payable Sensitivity Analysis
As of December 31, 2013, we were exposed to market risks related to fluctuations in interest rates on $217.2 million of variable rate debt outstanding. Based on interest rates as of December 31, 2013, if interest rates were 100 basis points higher during the 12 months ending December 31, 2014, interest expense on the Company’s variable rate debt would increase by $2.1 million. As of December 31, 2013, one-month LIBOR was 0.1677% and if the LIBOR index was reduced to 0% during the 12 months ending December 31, 2014, interest expense on the Company’s variable rate debt would decrease by $0.3 million.
As of December 31, 2014, we were exposed to market risks related to fluctuations in interest rates on $497.4 million of variable rate debt outstanding. Based on interest rates as of December 31, 2014, if interest rates were 100 basis points higher during the 12 months ending December 31, 2015, interest expense on the Company’s variable rate debt would increase by $4.9 million. As of December 31, 2014, one-month LIBOR was 0.17125% and if the LIBOR index was reduced to 0% during the 12 months ending December 31, 2015, interest expense on the Company’s variable rate debt would decrease by $0.8 million.

8.	RELATED PARTY TRANSACTIONS
The Parent Company has entered into an advisory agreement with the Advisor. Pursuant to the advisory agreement, the Advisor conducts the Parent Company’s operations and manages its portfolio of investments, which investments the Parent Company holds indirectly through the Company. The Parent Company is obligated to pay the Advisor specified fees upon the provision of certain services related to the management of the Parent Company’s operations and for other services including, but not limited to, the following:

Form of Compensation	Amount
Asset Management Fee
With respect to investments in loans and any investments other than real estate, the Parent Company pays the Advisor a monthly fee calculated, each month, as one-twelfth of 0.75% of the lesser of (i) the amount paid or allocated to acquire or fund the loan or other investment, inclusive of acquisition and origination fees and expenses related thereto and the amount of any debt associated with or used to acquire or fund such investment and (ii) the outstanding principal amount of such loan or other investment, plus the acquisition and origination fees and expenses related to the acquisition or funding of such investment, as of the time of calculation. With respect to investments in real property, the asset management fee is a monthly fee equal to one-twelfth of 0.75% of the sum of the amount paid or allocated to acquire the investment, plus the cost of any subsequent development, construction or improvements to the property, and inclusive of fees and expenses related thereto and the amount of any debt associated with or used to acquire such investment. In the case of investments made through joint ventures, the asset management fee will be determined based on the Parent Company’s proportionate share of the underlying investment, inclusive of its proportionate share of any fees and expenses related thereto.

Acquisition and Origination Fees
The Parent Company pays the Advisor an acquisition and origination fee equal to 1% of the cost of investments acquired, or the amount funded by the Parent Company to acquire or originate mortgage, mezzanine, bridge or other loans, including any acquisition and origination expenses related to such investments and any debt attributable to such investments.

Disposition Fee
For substantial assistance in connection with the sale of properties or other investments, the Parent Company pays the Advisor or its affiliates 1.0% of the contract sales price of each property or other investment sold; provided, however, in no event may the disposition fees paid to the Advisor, its affiliates and unaffiliated third parties exceed 6.0% of the contract sales price.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

Summarized below are the related-party costs incurred by the Parent Company. Concurrent with the placement of the bonds of the Company and the admission of the Company’s bonds to trading on the Tel-Aviv Stock Exchange, an agreement between the Company and the Parent Company will come into effect which will constitute a back to back agreement to the advisory agreement.  Therefore, these related-party costs are expected to be borne by the Company in future periods.

	Incurred
	2014	2013	2012
Expensed
Asset management fees	$7,648	$4,174	$1,710
Disposition fees (1)	—	322	21

Capitalized
Real estate acquisition fees	2,231	2,784	2,206
Acquisition and origination fees on real estate loans receivable	—	220	790
Acquisition fee on investment in joint venture	1,573	—	—
Acquisition fee on undeveloped land	67	199	—
	$11,519	$7,699	$4,727
_____________________
(1) Disposition fees with respect to real estate sold are included in the fair value adjustment of investment properties, net in the accompanying pro forma consolidated statements of operations.

9.	INVESTMENT IN JOINT VENTURE
On December 23, 2013, the Company, through an indirect wholly owned subsidiary, entered into an agreement with SREF III 110 William JV, LLC (the “110 William JV Partner”) to form a joint venture, KBS SOR SREF III 110 William, LLC (the “110 William Joint Venture”). On May 2, 2014, the 110 William Joint Venture acquired an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York. Each of the Company and the 110 William JV Partner holds a 60% and 40% ownership interest in the 110 William Joint Venture, respectively. Since decisions regarding some relevant operations and financial policies with respect to the 110 William Joint Venture require approval from both members, the Company has joint control with its partner and accordingly, has accounted for its investment in the 110 William Joint Venture under the equity method of accounting. Contributions are generally allocated based on the members’ respective equity interests. Income, losses, and distributions are allocated according to the terms as described in the joint venture agreement (the “waterfall mechanism”).
The Company does not attach the financial statements of KBS SOR SREF III 110 William, LLC, since its reports are insignificant to the Company's financial statements and do not add more information to the contained below:
Summarized information about the statements of financial position and the statements of profit or loss of KBS SOR SREF III 110 William, LLC (100%) (in thousands) (1):

	December 31,	December 31,
	2014	2013
Current assets	$11,067	$15,000
Non-current assets (investment property)	325,800	—
Current liabilities	5,809	244
Non-current liabilities (*)	165,500	—

Equity	$165,558	$14,756

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$96,068	$8,854

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

(*) As of December 31, 2014, non-current liabilities includes a first mortgage loan of $140,665 thousand bearing interest at a fixed rate of 4.8% per annum maturing on July 6, 2017 and a mezzanine loan of $20,000 thousand bearing interest at a fixed rate of 9.5% per annum and maturing on July 6, 2017.

	Year ended December 31	Year ended December 31
	2014	2013
Revenues	$20,544	$—
Gross profit	$10,209	$—
Operating profit (loss) *	$59,361	$(244)
Net profit (loss) *	$55,203	$(244)

Share of profit (loss) from joint venture (Based on the waterfall mechanism)	$29,855	$(146)

* Includes revaluation of investment properties	$49,478	$(244)
1 The company holds 60% of KBS SOR SREF III 110 William, LLC.
10. COMMITMENTS AND CONTINGENCIES
Economic Dependency
The Company is dependent on the Advisor for certain services that are essential to the Company, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of the Company’s investment portfolio; and other general and administrative responsibilities. In the event that the Advisor is unable to provide these services, the Company will be required to obtain such services from other sources.
Environmental
As an owner of real estate, the Company is subject to various environmental laws of federal, state and local governments. Although there can be no assurance, the Company is not aware of any environmental liability that could have a material adverse effect on its financial condition or results of operations as of December 31, 2014. However, changes in applicable environmental laws and regulations, the uses and conditions of properties in the vicinity of the Company’s properties, the activities of its tenants and other environmental conditions of which the Company is unaware with respect to the properties could result in future environmental liabilities.
Legal Matters
From time to time, the Company is a party to legal proceedings that arise in the ordinary course of its business. Management is not aware of any legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on the Company’s results of operations or financial condition, which would require accrual or disclosure of the contingency and the possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

11.	NON-CONTROLLING INTEREST
On December 12, 2011, the Company, through an indirect wholly owned subsidiary, was the successful bidder in a bankruptcy auction of 1,375 acres of undeveloped land in North Las Vegas, Nevada (“Park Highlands”). On December 13, 2011, the Company, through an indirect wholly owned subsidiary, entered into an agreement to form a joint venture (the “Park Highlands Joint Venture”) with Crescent Bay Land Fund 2 LLC (“Crescent Bay”), Benchmark Park Highland Holdings LLC and Michael Kremerman, and on December 30, 2011, the Park Highlands Joint Venture completed the acquisition of Park Highlands. None of the joint venture partners are affiliated with the Company or the Advisor. The purchase price for Park Highlands was $21.0 million, of which the Company’s portion was $10.5 million, exclusive of closing costs.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

The Company owns a 50.1% equity interest in the Joint Venture. The Parent Company funded the Company's portion of the initial capital contribution to the Park Highlands Joint Venture. Crescent Bay is the managing member of the Park Highlands Joint Venture; however, its authority is limited, as the Company, as a co-managing member, must give approval for any major decisions involving the Park Highlands Joint Venture or Park Highlands. Income, losses and distributions are allocated according to the terms as described in the joint venture agreement (the “waterfall mechanism”).
The Park Highlands Joint Venture funded the acquisition of Park Highlands with funds contributed to the Park Highlands Joint Venture by its members.
Park Highlands is comprised of parcels totaling approximately 1,375 acres within a 2,675-acre, block-platted, master planned community located in North Las Vegas, Nevada. The property has entitlements, or is in the process of being entitled, for over 7,200 residential units, 120 acres of commercial and resort uses and a complement of parks and public facilities. The business plan involves strategically clarifying the existing entitlements of the master planned community, however the Company anticipates that the overwhelming majority of future value increases will come as a result of a general improvement in the local economy.
Summarized information about the statement of financial position and the statement of profit or loss of the Park Highlands Joint Venture (100%) (in thousands) (1):

	December 31,	December 31,
	2014	2013
Current assets	$84	$67
Non-current assets (investment property)	134,930	137,750
Current liabilities	185	29
Non-current liabilities	—	—

Equity	$134,829	$137,788

Equity attributable to equity holders of the Company (Based on the waterfall mechanism)	$57,634	$58,104
Equity attributable to non-controlling interests (Based on the waterfall mechanism)	$77,195	$79,684

	Year ended December 31	Year ended December 31	Year ended December 31
	2014	2013	2012
Revenues	$22	$10	$17
Gross profit	$12	$7	$17
Operating profit (loss) *	$(3,864)	$67,599	$39,368
Net profit (loss) *	$(3,864)	$67,599	$39,368

Share of profit (loss) from joint venture (Based on the waterfall mechanism)	$(926)	$27,378	$15,938

* Includes revaluation of investment properties	$(3,854)	$67,618	$39,373
1 The company holds 50.1% of the Park Highlands Joint Venture.

KBS SOR BVI HOLDINGS LTD
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
December 31, 2014

12. Supplementary Information to the Statements of Comprehensive Income
Operating, maintenance, and management fees:

	2014	2013	2012
Utilities	$11,055	$7,544	$3,164
Repairs and maintenance	15,958	10,330	3,507
Management fees	7,082	4,557	1,523
General and administrative	1,869	1,331	491
Operating, maintenance, and management fees	$35,964	$23,762	$8,685

13.	SUBSEQUENT EVENTS
The Company evaluates subsequent events up until the date the pro forma consolidated financial statements are issued.
Condemnation Agreements
During the nine months ended September 30, 2015, the Company received $5.9 million in proceeds from condemnation agreements.
Disposition of Richardson Portfolio Undeveloped Land
During the nine months ended September 30, 2015, the Company sold an aggregate of 14.3 acres of undeveloped land in the Richardson Portfolio for $6.2 million less credits and closing costs. In connection with the sale, the Company conveyed 11.7 acres of the non-developable land in the Richardson Portfolio and Richardson Land II and contributed $4.6 million for the funding of certain infrastructure development costs to a non-profit owners association.
Sale of Richardson Land
On November 2, 2015, the Company sold an aggregate of 11.6 acres of undeveloped land in the Richardson Portfolio and Richardson Land II for $14.3 million less credits and closing costs. The purchaser is not affiliated with the Company or the Advisor.
University House First Mortgage
On June 30, 2015, the University House First Mortgage matured without repayment.  As a result, on July 1, 2015, the Company provided noticed to the borrower of default and may commence foreclosure proceedings on, or otherwise take title to, the property securing the University House First Mortgage.